Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK

The following summary of terms of our common shares, without nominal or par value (the “Common Shares”) and our preferred shares, without nominal or par value (the “Preferred Shares”) is based upon our amended and restated articles of incorporation (as amended by our articles of reorganization, the “Articles”) and our amended and restated bylaws (the “Bylaws”). This summary is not complete and is subject to, and qualified in its entirety by reference to, the Articles and the Bylaws. For a complete description of the terms and provisions of the Common Shares, refer to the Articles, Bylaws and form of common share certificate, which are filed as exhibits to this Annual Report on Form 10-K. Throughout this exhibit, references to the “Company,” “we,” “our,” and “us” refer to Ultra Petroleum Corp. We encourage you to read these documents carefully.

Authorized Capitalization

The Company’s authorized capital consists of an unlimited number of Common Shares and an unlimited number of Preferred Shares.

Common Shares

Voting Rights.

Holders of Common Shares are entitled to receive notice of and to attend all meetings of the shareholders of the Company (the “Shareholder Meeting”) and will have one vote for each Common Share held at all such meetings, except Shareholder Meetings at which only holders of another specified class of shares are entitled to vote separately. Our shareholders do not have the right to cumulate their votes in the election of directors. There are no limitations on the right of non-resident or foreign owners to hold or vote Common Shares imposed by the Yukon Business Corporations Act (the “Business Corporations Act”) or the Articles.

A resolution passed at a Shareholder Meeting by a majority of the votes cast by the shareholders who voted in respect of such a resolution is required to appoint and to remove a director.

Dividends.

Subject to the prior rights of the holders of any series of Preferred Shares that we may issue in the future and any other shares ranking senior to the Common Shares with respect to priority in the payment of dividends, the holders of Common Shares are entitled to receive dividends, as and when declared by our board of directors (the “Board”) out of moneys properly applicable to the payment of dividends, in such amount and in such form as the Board may from time to time determine. Any dividends declared shall be paid in equal amounts per share on all Common Shares outstanding. Our loan documents currently prohibit us from paying dividends on our Common Shares.

Liquidation.

In the event of the dissolution, liquidation or winding-up of our affairs, whether voluntary or involuntary, or any other distribution of our assets among our shareholders for the purpose of winding-up our affairs, subject to the prior rights of the holders of any series of Preferred Shares that we may issue in the future and any other claims or shares ranking senior to Common Shares with respect to priority in the distribution of assets upon dissolution, liquidation, winding-up or distribution for the purpose of winding-up, the holders of Common Shares are entitled to receive our remaining property and assets of the Company.

Fully Paid.

All of our outstanding Common Shares are fully paid and non-assessable.

Other Rights.

Holders of Common Shares have no redemption or conversion rights, preemptive or other rights to subscribe for our securities and are not entitled to the benefits of any sinking fund.

Preferred Shares

The Board is empowered to (i) authorize the issuance of any amount of Preferred Shares at any time in one or more series and (ii) determine, subject to the limitations in the Articles, the designation, rights, privileges, restrictions and conditions thereof, including the rate or rates, dividend rights, whether cumulative or non-cumulative or partially cumulative, the priorities, purchase for cancellation, retraction or redemption rights, the conversion rights, exchange rights, voting rights and the terms of any share purchase plan or sinking fund with respect thereto.

The issuance of Preferred Shares may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders and may adversely affect the voting and other rights of the holders of Common Shares. At present, the Company has no plans to issue any Preferred Shares.

Anti-Takeover Provisions

There are provisions of our organizational documents or Yukon law that may hinder or impede take-over bids.

Board of Directors.

The Board shall consist of not less than three and not more than nine directors. Pursuant and subject to the Articles, the directors may, between annual general meetings, appoint one or more additional directors, provided that the number of additional directors does not exceed one third of the number of directors who held office at the expiration of the last annual general meeting and that the total number of directors does not exceed the maximum number of directors fixed under the Articles.

Pursuant to the Articles, at each annual meeting of shareholders, directors will be elected for a term of office to expire on the close of the next succeeding annual meeting of shareholders. As described above in “Common Shares—Voting Rights,” the affirmative vote of a majority of the votes cast by the shareholders at a meeting is required to remove a director.

Preferred Shares.

The Articles authorize the issuance of preferred stock. As described above under “Preferred Shares,” the Board may, without shareholder approval, issue Preferred Shares with rights superior to the rights of the holders of Common Shares that could adversely affect the voting power of the holders of Common Shares.

Yukon Anti-Takeover Statutes.

Under the Business Corporations Act, certain business combinations, including a merger, reorganization or the sale, lease, or other disposition of all or a substantial part of our assets, must be approved by a resolution passed by at least two-thirds of the votes cast by shareholders entitled to vote, and in limited circumstances, by each class or series of shares regardless of whether such shares have the right to vote. In some cases, it may be advantageous for an arrangement (which may include a business combination) to be approved by a Yukon court. Shareholders may also have a right to dissent from certain transactions, in which case, we may be required to pay dissenting shareholders the fair value of their shares provided they have followed the required procedures.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Shares is Computershare Investor Services, Inc.

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